Exhibit 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus/Proxy Statement and Statement of Additional Information constituting parts of this Registration Statement on Form N-14 (the “Registration Statement”) of our report dated June 12, 2006, relating to the financial statements and financial highlights which appears in the April 30, 2006 Annual Report to Shareholders of Putnam New York Investment Grade Municipal Trust which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and "Independent Registered Public Accounting Firms" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
April 20, 2007